Exhibit 19.1

SECURITIES TRADING POLICY

SCOPE

This Securities Trading Policy (“Policy”) applies to every director, officer, employee, consultant, and independent contractor of Light & Wonder, Inc. and its affiliates and subsidiaries (the “Company”) throughout the world.

POLICY PURPOSE

While this Policy details conduct expected of each of us and standards to follow in our trading of Company securities, no code or policy can spell out the appropriate conduct and ethical behavior for every situation with which we are confronted. If you are confronted with a situation where your common sense or good judgment tells you that trading may not be appropriate, you should refrain from trading or seek guidance from the Legal Department. An Addendum to this Policy contains additional provisions applicable to directors, officers subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) and certain designated employees in groups such as finance, legal, compliance and investor relations who are more likely to be exposed to material nonpublic information on a recurring basis.

We expect everyone to conduct themselves according to the highest standards of business ethics and integrity. Adherence to these principles is important in order to maintain public trust and confidence in our Company. In addition, even an action that merely appears to be unethical can reflect negatively on us and harm our community standing.

We take great pride in the high level of integrity and business ethics displayed by our directors, officers, employees, consultants, and independent contractors. We hope and expect that the publication of this Policy will help foster and maintain this tradition.

POLICY SUMMARY

This Policy sets forth general standards regarding the trading of securities of the Company.

Background

The Board of Directors (the “Board”) of Light & Wonder, Inc. has adopted this Securities Trading Policy (“Policy”) for the directors, officers, employees, consultants and independent contractors of Light & Wonder, Inc. and its subsidiaries and affiliates (the “Company”) with respect to the trading of the securities of Light & Wonder, Inc., as well as the securities of publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent securities trading by company personnel in violation of applicable securities laws. Company personnel who violate the insider trading laws or this Policy are also subject to sanctions by the Company.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s and your reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Although the Company will assist you in understanding your obligations, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you.

An Addendum to this Policy contains additional provisions applicable to directors, Section 16 Officers and certain designated employees in groups such as finance, legal, compliance and investor relations who are more likely to be exposed to material nonpublic information on a recurring basis.

Scope of Policy

Persons Covered. As a director, officer, employee, consultant or independent contractor of the Company, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in securities covered by this Policy are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in such securities) or are financially dependent on you. In addition, the same restrictions that apply to you also apply to trusts or other entities controlled by you or by any member of your household. You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Securities Covered. The prohibition on securities trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of affiliates of the Company. It also includes trading in securities of other companies about which Company personnel obtain material nonpublic information in the course of their employment or other relationship with the Company, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those affiliates or other companies.

Transactions Covered. Trading includes purchases, sales and gifts or donations (see Bona Fide Gifts below for additional information) of common stock, preferred stock, options, warrants, debt securities (debentures, convertible debentures, bonds and notes) and any other securities the Company may issue from time to time, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded put and call options.

Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option for cash. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise. The trading restrictions also apply to situations where an option holder pays the purchase price and/or applicable withholding taxes in Company stock, if this is permitted under the terms of the option.

Vesting of Restricted Stock Units. This Policy’s trading restrictions generally do not apply to the issuance of shares upon vesting of an award of restricted stock units or the concurrent withholding by the Company of a portion of those units to satisfy applicable withholding taxes. However, the trading restrictions do apply to any election (or change of an election) you may make regarding your tax withholding method (e.g., “netting” shares vs. payment in cash) in connection with a vesting of an award of restricted stock units. In addition, the trading restrictions do apply to any sales of Company stock issued upon vesting of restricted stock units.

Employee Stock Purchase Plan. This Policy’s trading restrictions do not apply to purchases of Company stock in the employee stock purchase plan resulting from an employee’s periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions do apply to sales of Company stock purchased under such a plan.

Bona Fide Gifts. Bona fide gifts of the Company’s securities where the donor has taken appropriate steps approved by the Chief Legal Officer to ensure that the recipient will not sell the Company’s securities while the donor is aware or in possession of material nonpublic information are not subject to the prohibitions of this policy. Bona fide gifts by persons covered by the Addendum to this Policy are subject to the additional procedures set forth therein, including under “Pre-clearance Procedures.”

Statement of Policy

Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.

You are prohibited from trading while in possession of material nonpublic information, even where you are not motivated to trade based on this information. For example, you may wish to sell securities to raise money for an emergency expenditure. Regardless of your reasons for trading, you may not do so if at the time you are aware of material nonpublic information.

The Company may not, directly or indirectly, buy or sell the Company’s securities while in possession of material nonpublic information related to the Company unless such trading activity otherwise complies with all applicable securities laws.

No Tipping. You may not pass material nonpublic information on to others or recommend or express opinions to anyone as to the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and whether or not you intended to realize a profit from such “ tip”. Because even a casual remark recommending or expressing an opinion as to a purchase or sale of the Company’s securities could be misconstrued as being based upon material nonpublic information, you should exercise caution in making any such recommendation or expressing any such opinions.

Blackout and Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s Board has adopted an Addendum to this Policy that applies to directors, Section 16 Officers, and certain designated employees of the Company who have regular access to material nonpublic information about the Company. The Company will notify you if you are subject to the Addendum.

The Addendum generally prohibits persons covered by it from trading in or making gifts or donations of the Company’s securities during quarterly blackout periods and during certain event-specific blackouts. Some of the persons subject to blackout periods must also pre-clear all transactions in the Company’s securities, as provided in the Addendum.

Definition of Material Nonpublic Information

Inside information has two important elements — materiality and public availability.

Material Information. Information is material if a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Common examples of material information include:

•Projections of future earnings or losses or other earnings guidance.
•Earnings known, or known to a reasonably close approximation, prior to their announcement.
•A pending or proposed merger, acquisition, joint venture or tender offer or an acquisition or disposition of significant assets.
•Liquidity problems or other materially adverse financial developments.
•A change in senior management.
•A change in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report.
•Major events regarding the Company’s securities, such as defaults, redemptions, repurchase plans, stock splits, changes in dividend policy or the public or private offering of additional debt or equity securities.
•Changes in the Company’s debt ratings.
•Actual or threatened major litigation, or positive or negative developments regarding such litigation.
•New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
•The pending introduction of major new products or the yet-to-be-publicized development of important new inventions.
•Cybersecurity incidents, attacks or breaches.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material nonpublic information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information should be considered nonpublic until one full trading day has elapsed following the release of the information. For example, if the Company announces financial earnings after the market closes on a Thursday, the first time you can buy or sell Company securities is the opening of the market on the following Monday (assuming you are not aware of other material nonpublic information at that time).

Additional Guidance: Anti-hedging and Anti-pledging Policy

The Company considers it inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the securities trading laws. Accordingly, your trading in Company securities is subject to the following:

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. You may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls, collars or other derivative securities, on an exchange or in any other organized market.

Trading on Margin and Pledging. You may not hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for a loan. The foregoing restriction on purchasing Company securities on margin does not apply to the “cashless exercise” of stock options (i.e., the exercise of a stock option where the seller sells some of the shares underlying the option to pay the taxes required to be withheld, the exercise price of the options so exercised, and/or broker commissions related to the transactions).

Hedging. You may not enter into hedging or monetization transactions or similar arrangements designed to hedge or offset any decrease in the market price of the Company’s securities.

Standing Orders. Standing orders regarding the Company’s securities should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful securities trading. This restriction does not apply to purchase and sales under a Rule 10b5-1 trading plan that is approved by the Chief Legal Officer. Rule 10b5-1 trading plans are discussed below.

Rule 10b5-1 Trading Plans

A Rule 10b5-1 trading plan is a written program for trading securities designed to gain the protections of the defenses against insider trading under Rule 10b5-1 of the Securities Exchange Act of 1934. A plan of this type establishes parameters for purchases and/or sales of the Company’s securities by a broker or other independent fiduciary, or places discretion in another person who has no material nonpublic information. Once the plan agreement is executed, the person who creates the trading plan retains no discretion over purchases or sales of the Company’s securities under the plan. This includes the amount of the securities being traded, the trading prices and the timing of the trades. For example, a trading plan may simply instruct a broker to sell 1,000 shares on the first of every month, or it may involve a complex trading formula. A trading plan permits trading at any time, so long as the trading was established at a time when the person establishing the plan was not aware of any material nonpublic information. Other requirements regarding 10b5-1 trading plans are as follows:

•A 10b5-1 trading plan, as well as any changes or amendments to the trading plan, must be adopted outside of a blackout period and operated in good faith, and the 10b5-1 trading plan must include a representation certifying that, on the date the 10b5-1 trading plan is adopted, the plan owner is not aware of material, nonpublic information relating to the Company and the 10b5-1 trading plan is adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

•A 10b5-1 trading plan must include a waiting period between the date of adoption of the 10b5-1 trading plan and the start of trades pursuant to the plan. For plans entered into by directors and Section 16 Officers, the waiting period must extend until the later of (1) 90 days after the plan is adopted and (2) two business days following the disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the completed fiscal quarter in which the plan was adopted. For plans entered into by all other individuals, the waiting period must extend until 30 days after the plan is adopted.

•Any 10b5-1 trading plan of an individual must not overlap with another 10b5-1 trading plan for purchases or sales by the individual of any class of securities of the Company, unless:

◦the subsequent 10b5-1 trading plan is one under which trades do not begin until sales under the earlier plan are complete or expire without execution; or

◦the overlapping plan authorizes “sell-to-cover” transactions to satisfy tax withholding obligations incident to the vesting of certain compensatory awards such as restricted stock or stock appreciation rights, so long as the individual does not otherwise exercise control over the timing of such sales.

•If a 10b5-1 trading plan does not provide for an “eligible sell-to-cover transaction” and is designed to effect the open market purchase or sale of the total amount of securities as a single transaction, the 10b5- 1 trading plan may not be entered into unless:

◦the individual entering into the 10b5-1 trading plan has not, during the prior 12-month period, adopted a 10b5-1 trading plan that was designed to effect the open-market purchase or sale of the total amount of securities to that plan in a single transaction; and

◦such other 10b5-1 trading plan in fact was eligible to receive the affirmative defense under paragraph (c)(1) of Rule 10b5-1.

Because the rules governing trading plans can be complex, anyone considering entering into a Rule 10b5-1 trading plan or a modification or change to the amount, price or timing of the purchase or sale of Company securities underlying a 10b5-1 trading plan (which shall be considered a termination of such 10b5-1 trading plan and the adoption of a new 10b5-1 trading plan) should first consult the Chief Legal Officer. Only trading plans (or modifications or changes to a plan) approved in advance in writing by the Chief Legal Officer are permitted under this Policy. By approving the plan (or modifications or changes thereto), however, the Company does not incur any obligation to assure that the plan complies with Rule 10b5-1 or assume any liability if it does not. Each director, officer, employee, consultant or independent contractor who adopts a Rule 10b5-1 trading plan should consult with his or her own legal counsel.

This policy does not does not prohibit the purchase or sale of Company securities by the Company in accordance with a 10b5-1 trading plan that complies with all applicable securities laws.

Reporting to the Board of Directors

The Chief Legal Officer will report any waivers granted under this Policy (including permission to trade during a blackout period) to the Board at the next regularly scheduled meeting of the Board.

Post-Employment Transactions

This Policy continues to apply to your transactions in Company securities for so long as you continue to possess or have access to material nonpublic information even after you have ended employment or other services to the Company or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship ends, you may not trade in Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or service as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

Disclosures to Outsiders. The timing and nature of the Company’s disclosure of material nonpublic information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Also, individuals who talk directly to reporters without going through the proper channels risk providing incorrect information, revealing proprietary strategies or creating an affirmative disclosure obligation. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Unless responding to such inquiries is among your specifically authorized responsibilities, you should politely refer all media representatives to the Company’s Investor Relations Department. In addition, you should avoid communicating or posting material nonpublic information of the Company or its business (or of another company that is doing business with the Company) on the Internet, including to your own or someone else’s web log or blog (e.g., WordPress, Tumblr), journal or diary, personal web site, social networking or affinity web sites (e.g., Facebook, Twitter, Instagram and Snapchat), business networking websites (e.g., LinkedIn), online media (e.g., YouTube and Hulu), wikis, virtual worlds and financial message boards (e.g., Yahoo Finance), bulletin board or a chat room (e.g., Reddit), voice controlled devices (e.g., Amazon Echo, Google Home), whether or not associated or affiliated with the Company, as well as any other form of electronic communication. Please refer to the Company’s Social Media Policy for rules and guidelines for communicating and posting information on social media.

Disclosure to Company Personnel. You should consider the consequences of disclosure of material nonpublic information even in discussions with Company personnel. For example, these individuals could be prohibited from trading in the Company’s securities until the material nonpublic information is publicly disclosed or, as a result of your communication, they could inadvertently engage in a violation of the securities laws or this Policy. Accordingly, even within the Company, you should restrict dissemination of material nonpublic information on a need to know basis.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Legal Department. Do not try to resolve uncertainties on your own, as the rules relating to securities trading are often complex, not always intuitive and carry severe consequences.

Suspected Violations

Company personnel are expected to report actual or suspected violations of Company policies, laws and regulations. If you know or have reason to believe that any person has engaged in trading in securities in violation of this Policy, you should bring the relevant facts and circumstances to the attention of the Company’s Chief Compliance Officer or Chief Legal Officer. Please refer to the Company’s Code of Business Conduct under “Compliance with the Code — Resolving Concerns.”

Consequences of Violation

Insider trading and tipping cases have been brought involving employees trading through off-shore accounts, trading by family and friends based on information obtained from company employees and trading involving a relatively small number of shares or dollar amounts. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading and tipping. Violation of this Policy may result in both civil and criminal penalties under applicable securities laws, including substantial fines and imprisonment. You may also be subject to Company sanctions that could include termination of your relationship with the Company. Supervisors who fail to take steps to prevent insider trading or tipping or who ignore it may also be liable under applicable securities laws and may be subject to discipline by the Company.

* * * * *

LIGHT & WONDER, INC.
ADDENDUM TO SECURITIES TRADING POLICY REGARDING BLACKOUT AND PRE-CLEARANCE PROCEDURES
(Effective as of February 27, 2023)

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s Board has adopted this Addendum to the Company’s Securities Trading Policy. This Addendum applies to “Covered Persons” which consists of all directors and Section 16 Officers and certain other employees of the Company, in groups such as finance, legal, compliance, and investor relations, who are designated “Covered Persons” by the Chief Legal Officer because such employees are likely to have access to material nonpublic information about the Company. Covered Persons will be notified that they are subject to this Addendum and the Chief Legal Officer shall maintain on file a list of such individuals.

This Addendum supplements the Company’s Securities Trading Policy (the “Policy”). Covered Persons subject to this Addendum must also comply with the Policy.

Blackout Procedures

Covered Persons are subject to the following blackout procedures.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning at the end of the quarter and ending after the first full trading day following the release of the Company’s earnings for that quarter.

Event-Specific Blackouts. The Company may on occasion issue potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as Covered Persons subject to pre-clearance, may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Legal Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person and should not trade in the Company’s securities. The failure of the Chief Legal Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Exceptions to Quarterly Blackout Periods. A Covered Person who is subject to a quarterly earnings blackout period may be permitted to purchase or sell securities during a quarterly blackout period in exceptional circumstances with the prior written consent of the Chief Legal Officer. Exceptional circumstances may include the sale of securities in the case of financial hardship or where the timing of the sale is critical to complete a planned tax-minimizing strategy initiated prior to the beginning of the blackout period. Exceptions may be granted only by the Chief Legal Officer and should generally be requested in writing in accordance with the procedure set forth by the Chief Legal Officer from time to time at least two business days in advance of the proposed trade. An exception will not be granted if the Chief Legal Officer concludes that the Company’s earnings information for the applicable quarter constitutes material nonpublic information or if there is an event- specific blackout.

Pre-clearance Procedures

Covered Persons are subject to pre-clearance procedures.
Covered Persons, together with their immediate family members and other members of their household, may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Chief Legal Officer.1 This includes stock plan transactions such as option exercises, gifts or donations, loans, contributions to a trust or any other transfers. A request for pre-clearance should generally be submitted in accordance with the procedures set forth by the Chief Legal Officer from time to time at least two business days in advance of the proposed transaction. The Chief Legal Officer will evaluate a pre-clearance request in light of the Policy and the relevant facts and circumstances, and will determine whether to approve or disapprove the request for clearance. Discretionary purchases or sales of the Company’s securities by the Company require pre-clearance.

Unless the Chief Legal Officer specifies otherwise, a pre-clearance for a trade or other activity involving the Company’s securities will be valid for a period of five business days from the date on which the pre-clearance is given.

Receiving pre-clearance for a trade or other activity involving the Company’s securities does not relieve Covered Persons from their own legal obligation not to trade on the basis of material nonpublic information and does not constitute legal advice. You should not communicate to any other person whether you have received or were denied pre-clearance as that fact itself may be material nonpublic information.

Exception for Approved 10b5-1 Trading Plans

Trades by Covered Persons in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. As stated in the Policy, however, all Rule 10b5-1 trading plans must be approved in advance in writing by the Chief Legal Officer.

Post-Employment Transactions

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material.

In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company securities upon the expiration of any blackout period that is applicable to your transactions at the time of your termination of employment or services.

Compliance with Section 16 and Rule 144

Directors and executive officers are responsible for compliance with Section 16 of the Securities Exchange Act (including provisions related to disgorgement of “short-swing profits” and restrictions on short sales of the Company’s securities) and Rule 144 of the Securities Act in connection with their transactions in the Company’s securities. The requirements of the Policy and this Addendum do not supersede the required compliance with your obligations under Section 16 or Rule 144.

Section 16. Directors and executive officers should be aware that most transactions in Company stock, including gifts, are subject to the accelerated two business day reporting requirements under Section 16. It is the responsibility of each director and officer to file their Section 16 reports. The Company may assist in filing Section 16 reports, so it is important that the Legal Department receive prompt notice of reportable transactions.

Rule 144. Directors and executive officers are required to file Form 144 before making open market sales of Company stock. This form is generally prepared and filed by your broker but you must ensure that a copy is delivered to the Chief Legal Officer.

Company Assistance

Your compliance with this Addendum and the Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Policy or their application to any proposed transaction, you may obtain additional guidance from the Legal Department.

Certification

All individuals, upon notification that they are Covered Persons, must acknowledge they are a Covered Person and certify as to their understanding of, and intent to comply with, the Policy and this Addendum. This acknowledgment and certification may be provided via email to the Chief Legal Officer.

1 The Chief Legal Officer may not trade in Company securities unless the Chief Executive Officer or the Chief Financial Officer has approved the trade(s) in accordance with the procedures set forth in this Addendum.